Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Harding Loevner Funds:

We consent to the use of our reports dated December 18, 2012, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2013